Exhibit 10.1

December 16, 2024

Personal and Confidential

Re: Amendment No. 4 to Offer Letter

Dear Alan:

This Amendment No. 4 to the Offer Letter (this “Amendment”) will serve to implement certain changes to your Offer Letter with Synaptogenix, Inc. (the “Company”), dated December 7, 2020, as amended August 4, 2022, June 16, 2023, and June 20, 2024 (the “Offer”). This Amendment is effective as of January 1, 2025. Capitalized terms used but not defined herein shall have the meaning attributed by the Offer.

1.	Term. Section 2 of the Offer is deleted in its entirety and replaced with the following:

“2.        Term. Your employment pursuant to this Offer commenced on December 7, 2020 (the “Effective Date”) and shall continue until June 7, 2025 (the “Term”); provided the Term shall be automatically extended for successive one (1) month periods unless either party gives written notice to the other party at least seven (7) days prior to the end of the applicable Term. Notwithstanding the foregoing, the Company may terminate this Offer on seven (7) days written notice to you.”

2.	Base Salary. Section 3 of the Offer is deleted in its entirety and replaced with the following:

“3.        Base Salary. You will be paid a salary (the “Base Salary”) at the rate of $12,500 per month, payable pursuant to the Company's regular payroll schedule in effect from time to time.”

3.	No Other Changes. Except as expressly set forth in this Amendment, there have been no other changes or modifications to the Offer, and the Offer remains otherwise unchanged and in full force and effect.

You may accept this Amendment by countersigning below where indicated and returning it to me.

Best Regards,

Synaptogenix Inc.

/s/ Robert Weinstein
Name: Robert Weinstein
Title: Chief Financial Officer

Agreed to and Accepted:

/s/ Dr. Alan J. Tuchman
Dr. Alan J. Tuchman

Date:	12.16.2024